Exhibit 10.3

January 26, 2017

Mr. Dennis Sadlowski

c/o CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio  45227

Dear Dennis:

On behalf of the Board of Directors (the “Board”) of CECO Environmental Corp. (the “Company”), I am pleased to offer you the position of interim Chief Executive Officer and President of the Company (“Interim CEO”) as further described in this offer letter (“Letter”).

Term

The term of your service as Interim CEO will be for an initial period of four months commencing if and when the Effective Date occurs (such four-month period, the “Initial Term”) and will continue after the Initial Term on a month-to-month basis, until terminated by the Board (the “Monthly Term” and, together with the Initial Term, the “Term”).  The Initial Term is subject to earlier termination upon at least seven days’ prior written notice by either you or the Board, and the Monthly Term is subject to termination upon at least seven days’ prior written notice by either you or the Board in advance of either the commencement or a monthly renewal of such Monthly Term.  For purposes of this Letter, “Effective Date” means the date on which you are appointed to succeed Mr. Lang.  Notwithstanding anything in this Letter to the contrary, your service as Interim CEO during the Term will be at the pleasure of the Board.

Duties and Transition

As Interim CEO, you will have such duties, responsibilities and authority as are customarily incident to the principal executive officer of a publicly traded corporation, and will also assist the Company with the identification of, hiring of and/or transition of duties, responsibilities and authority (both during and for at least six months after the Term) to the next principal executive officer of the Company (the “New CEO”) to the extent reasonably requested by the Board.  During your service as Interim CEO, you will report to the Board and will work primarily at the Company’s Dallas office at 14651 North Dallas Parkway in Dallas, Texas.  Your appointment as Interim CEO is subject to approval by the Board, and any changes to your current compensation package as outlined in this Letter are subject to approval of the Compensation Committee of the Board (the “Compensation Committee”).

Base Salary

As of the Effective Date, your base salary will be $575,000 per year (or $47,917 per month) (“Base Salary”), less applicable payroll deductions and tax withholdings, payable on the Company’s normal payroll schedule.  Notwithstanding anything in this Letter to the contrary, for your service to the Company beginning on the Effective Date, the Company will pay you under this Letter at least $191,667 in Base Salary, representing the Base Salary you are expected to earn for the Initial Term.

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Bonus Award

You are eligible to earn a discretionary cash bonus, with the target amount of such bonus equal to 100% of the base salary earned by you during the Term (“Bonus”).  You will be eligible to earn from 0% to 100% of the Bonus, as determined by the Compensation Committee after the end of the Term, based on the Compensation Committee’s subjective evaluation of your individual performance during the Term.  Notwithstanding anything in this Letter to the contrary, for your service to the Company beginning on the Effective Date, your minimum target opportunity for the Bonus will be equal in value to $191,667 (representing 100% of the target Bonus that could be earned by you for the Initial Term), with the final payout percentage for such minimum target opportunity remaining subject to the Compensation Committee’s subjective determination after the end of the Term.  In all events, any earned Bonus will be paid not later than March 15 of the year following the year in which the Bonus is vested.  The Bonus will be subject to any applicable Company “clawback” policies that may be in effect from time to time.

Equity-Based Compensation

If you remain the Interim CEO at the time of the Company’s 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”), you will receive an award of service-based restricted stock units (“RSUs”), with the number of RSUs (which will be settled in Company shares) subject to such award (the “Interim CEO RSU Award”) equal to not less than the number of RSUs received by each of the Company’s non-employee directors under their service-based RSU awards in connection with the 2017 Annual Meeting.  The Interim CEO RSU Award generally will vest in four equal annual installments beginning on the first anniversary of the date of grant for the Interim CEO RSU Award, and will otherwise be evidenced by an award agreement that is in substantially the form as approved by the Compensation Committee (the “RSU Agreement”), and the Interim CEO RSU Award will be subject to and on such other terms and conditions as required under the Company’s then-effective equity plan or as set forth in the RSU Agreement.  The Interim CEO RSU Award will be subject to any applicable Company “clawback” policies that may be in effect from time to time.

Employee Benefits

During the Term, you will be eligible to participate in the health insurance and other employee benefit plans made available to employees of the Company under the terms of such plans, as they are in effect from time to time by the Company.  The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion.

Expense Reimbursement

As an employee, you are authorized to incur ordinary and necessary business expenses in the course of your duties.  Any reimbursements will be paid to you within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 60 days after you incur the expense.  Solely for clarity of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if any reimbursements payable to you are subject to the provisions of Section 409A of the Code, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

General

The Company may withhold from any amounts payable to you all federal, state, city or other taxes as the Company is required to withhold.  Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to

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you, and you are responsible for any taxes imposed on you with respect to any such payment or benefit.  Nothing in this Letter will be construed as a guarantee of continuing employment for any specified period.  Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without cause.

This Letter may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

To the extent applicable, It is intended that all of the benefits and payments under this Letter satisfy, to the greatest extent possible and to the extent applicable, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right (if any) to receive any installment payments under this Letter (whether reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

This Letter sets forth the complete and exclusive agreement between you and the Company with regard to your service as Interim CEO with the Company and supersedes any prior representations or agreements about this matter, whether written or verbal.  This Letter and all questions arising in connection herewith shall be governed by the laws of the State of Ohio, with venue in any court of competent jurisdiction located in the State of Ohio.

Please review this Letter carefully and let me know if you have any questions.  If this Letter is acceptable to you, please sign it below.

Sincerely,

/s/  Jason DeZwirek

Mr. Jason DeZwirek

Chairman of the Board

CECO Environmental Corp.

I accept this offer to serve as Interim CEO if and when the Effective Date occurs and agree to the terms and conditions outlined in this Letter.

_______/s/  Dennis Sadlowski____

Mr. Dennis Sadlowski

_______January 26, 2017________

Date

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